GAIN Capital Announces Monthly Metrics for May 2015

Bedminster, New Jersey (June 10, 2015) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of May 2015.

Retail Metrics

•	Retail OTC trading volume[1] of $334.8 billion, a decrease of 6.2% from April 2015, and an 86.6% increase from May 2014.[2]

•	Average daily retail OTC trading volume of $15.9 billion, a decrease of 1.7% from April 2015 and a 95.5% increase from May 2014.[3]

•	Active retail OTC accounts[4] of 147,600, an increase of 0.6% from April 2015 and 55.0% from May 2014.[5]

Institutional Metrics

•	Total institutional trading volume[1] of $390.6 billion, a decrease of 10.5% from April 2015 and 14.7% from May 2014.

•	Average daily institutional volume of $18.6 billion, a decrease of 6.2% from April 2015 and 10.6% from May 2014.

•	GTX trading volume[1] of $361.0 billion, a decrease of 11.7% from April 2015 and 14.2% from May 2014.

•	Average daily GTX volume of $17.2 billion, a decrease of 7.5% from April 2015 and 10.1% from May 2014.

Exchange-based Futures Metrics

•	Futures contracts of 677,590, a decrease of 0.7% from April 2015 and a 23.0% increase from May 2014.

•	Average daily futures contracts of 33,880, an increase of 4.3% from April 2015 and 35.4% from May 2014.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an

1 U.S. dollar equivalent of notional amounts traded.
2 Retail OTC trading volume increased 34.6% from May 2014, on a pro forma basis (simple pro forma addition of GAIN and City Index).
3 Average daily retail OTC trading volume increased 41.0% from May 2014, on a pro forma basis (simple pro forma addition of GAIN and City Index).
4 Retail OTC accounts that executed a transaction during the last 12 months.
5 Active retail OTC accounts increased 2.6% from May 2014, on a pro forma basis (simple pro forma addition of GAIN and City Index).

indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com